UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): December 22, 2006

INNOVATIVE SOFTWARE TECHNOLOGIES, INC.
(Exact name of registrant as specified in charter)

California	000-1084047	95-4691878
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

3998 FAU Blvd, Building 1-210
Boca Raton, Florida 33431
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (561) 417 - 7250

Copies to:
Darrin M. Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
Item 3.02	Unregistered Sales of Equity Securities

On December 22, 2006, to obtain funding for working capital, Innovative Software Technologies, Inc. (the “Company”) entered into a securities purchase agreement (the “Agreement”) with an accredited investor (the “Investor”) for the sale of $1,000,000 Convertible Debentures (the “Debentures”). In connection with the Agreement, the Investor received (i) a warrant to purchase 8,928,571 shares of common stock (“Long-Term Warrants”) exercisable at $0.30 and (ii) a warrant to purchase 1,785,714 shares of common stock (“Short Term Warrants”) exercisable at $0.143 per share. The Long Term Warrants and the Short Term Warrants are exercisable for a period four years from the date of issuance and the earlier of (i) December 22, 2007 and (ii) the date a registration statement(s) covering the resale of all Registrable Securities (as defined in the Registration Rights Agreement) is declared effective by the Commission (the “Initial Exercise Date”) and on or prior to the close of business on the four month anniversary of the Initial Exercise Date, respectively.

The Debentures bear interest at 4% until June 22, 2006 and 9% thereafter, payable in arrears and mature three years from the date of issuance. Accrued interest will be payable in cash semi-annually, beginning on January 1, 2007. The Company will, however, have the right to pay interest in shares of common stock; provided, however, that the Company’s right to pay interest in shares of Common Stock on each interest payment date is subject to the following conditions: (i) the Company shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more notices of Conversion of the Investor, if any, (ii) the Company shall have paid all liquidated damages and other amounts owing to the Investor in respect of this Debenture, (iii) there is an effective registration statement pursuant to which the Investor is permitted to utilize the prospectus thereunder to resell all of the shares issuable pursuant to the transaction (and the Company believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future), (iv) the Common Stock is trading on a trading market and all of the shares issuable pursuant to the transaction are listed or quoted for trading on such trading market (and the Company believes, in good faith, that trading of the Common Stock on a trading market will continue uninterrupted for the foreseeable future), (v) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares issuable pursuant to the transaction, (vi) there is no existing event of default or no existing event which, with the passage of time or the giving of notice, would constitute an event of default, (vii) the issuance of the shares in question to the Investor would not result in him owning more than 4.99% of the issued and outstanding shares of the Company’s common stock, (viii) there has been no public announcement of a pending or proposed fundamental transaction or change of control transaction that has not been consummated, (ix) the Investor is not in possession of any information provided by the Company that constitutes, or may constitute, material non-public information and (x) for a period of 20 consecutive Trading Days prior to the applicable date in question, the daily trading volume for the Common Stock on the principal Trading Market exceeds 50,000 shares per Trading Day (subject to adjustment for forward and reverse stock splits and the like).

The full principal amount of the Notes is due upon default under the terms of Notes. If the Company receives net cash proceeds of at least $1,000,000 from a nationally recognized strategic partner that is in a business synergistic with the business of the Company in the form of an equity investment consummated on or before May 31, 2007, and pursuant to which the Company receives benefits in addition to the investment of funds, the Company may cause the Investor to convert all or part of the then outstanding principal amount of the Debentures into either (i) shares of the Company’s common stock or (ii) the same type of securities issues to the strategic partner in such strategic investment.

The Company is obligated to file a registration statement registering the resale of shares of (i) the Common Stock issuable upon conversion of the Debentures and (ii) the Common Stock issuable upon exercise of the Warrants. If the registration statement is not filed within 60 days from the date of investment, or declared effective within 90 days thereafter (120 days if the registration statement receives a full review by the SEC), or if the registration is suspended other than as permitted in the registration rights agreement between the Company and the investors, the Company is obligated to pay the investors certain fees in the amount of 2% of the total purchase price of the Debentures until such default is cured with a maximum amount equal to $200,000.

As of the date hereof, the Company is obligated on $1,000,000 face amount of Debentures issued to the Investor.  The Notes are a debt obligation arising other than in the ordinary course of business which constitute a direct financial obligation of the Company.

The securities were offered and sold to the Investor in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and Rule 506 promulgated thereunder.   The Investor is an accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

4.1	Form of Securities Purchase Agreement

4.2	Form of Convertible Debenture

4.3	Form of Short Term Warrant

4.4	Form of Long Term Warrant

4.5	Form of Registration Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVATIVE SOFTWARE TECHNOLOGIES, INC.
Date: December 29, 2006	By:	/s/ Christopher J. Floyd
	Name:	Christopher J. Floyd
	Title:	Chief Financial Officer